ASSET PURCHASE AND SALE AGREEMENT MADE AS OF SEPTEMBER 13, 2002

BETWEEN:	MEDICAL INTERNATIONAL
TECHNOLOGY (MIT) INC., a
corporation incorporated under the laws
of Canada, having its head office at
2281 Guénette Street, St. Laurent,
Quebec, H4R 2E9, Canada, herein
represented by Karim Ménassa, duly
authorized as he so declares,
hereinafter referred to as the
“SELLER”

AND:	4063732 CANADA INC., a corporation
incorporated under the laws of Canada,
having its head office at 2281 Guénette
Street, St. Laurent, Quebec, H4R 2E9,
Canada, herein represented by Karim
Ménassa, duly authorized as he so
declares, hereinafter referred to as the
“BUYER”

     WHEREAS the SELLER desires to sell, transfer and assign its interest in certain assets owned by it to the BUYER, hereby accepting, upon the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), it is hereby agreed as follows:

1.

DEFINITIONS

1.1

As used herein, the following terms shall have the meanings set forth below:

(a)

“AGREEMENT” means this AGREEMENT, together with the Preamble and Schedules attached hereto;

(b)

“ASSETS” means the EQUIPMENT and the INTELLECTUAL PROPERTY RIGHTS;

(c)

“BUSINESS PLAN” means the BUYER’s BUSINESS PLAN dated July 2001 and attached hereto as Schedule “A”;

(d)

“EQUIPMENT” means the EQUIPMENT described in Schedule “B” hereto;

(e)

“INTELLECTUAL PROPERTY RIGHTS” means all inventions (patentable or not), discoveries, processes, shop rights, technology, concepts, improvements, developments, technical information, know-how, documents, copyrights, patents, patent applications, trademarks, trade names, trade secrets, formulas, data bases, data, models, specifications, prototypes, EQUIPMENT, plans, models, products, software programs (including source codes, object codes and related documentation), proprietary information, results and knowledge of the SELLER relating to needle-free jet injection technology for both animal and human applications as further described in the BUSINESS PLAN, including but not limited to the patents and the patent applications described in Schedule “C” hereto.

2.

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale. Subject to the terms and conditions set forth in this AGREEMENT, the SELLER hereby irrevocably sells, transfers and assigns the ASSETS to the BUYER and the BUYER, in reliance upon the representations, warranties, covenants and agreements of the SELLER contained herein, hereby irrevocably purchases the ASSETS from the SELLER. Subject to the representations, warranties, covenants and indemnities set forth herein, the BUYER hereby acknowledges that the ASSETS are being sold, transferred and assigned on an “as is” basis.

2.2 Purchase Price for the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT. In consideration for the purchase and sale of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT, the BUYER shall deliver the following to the SELLER: (i) the BUYER hereby issues one thousand (1,000) Class E Preferred shares of its capital to the SELLER and the BUYER agrees to deliver a share certificate to the SELLER at the date hereof, signed by the appropriate officers of the BUYER, representing said one thousand (1,000) Class E Preferred shares in the capital of the BUYER.

2.3 No Liabilities Assumed. The BUYER shall not assume, and the SELLER shall remain liable for, and indemnify and hold the BUYER harmless against, all liabilities and obligations of the SELLER, including, without limitation, all income, sales and capital taxes owed, at, before or after the date hereof, by the SELLER, including interest, penalties and other liabilities arising therefrom.

3.  DELIVERIES BY SELLER

3.1 At the date hereof and thereafter, subject to the terms and conditions set forth in this AGREEMENT, the SELLER shall deliver such assignments, and other documents and instruments of conveyance of the ASSETS reasonably deemed necessary by the BUYER in a form acceptable to the BUYER to give effect to the transactions contemplated herein. Without limiting the generality of the foregoing, the SELLER hereby agrees to deliver such assignments, and other documents and instruments required in connection with the assignment of the patents and patent application described in Schedule “C” hereto.

4.  DELIVERIES BY BUYER

4.1 At the date hereof, subject to the terms and conditions set forth in this AGREEMENT, the BUYER shall deliver a share certificate..

5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

5.1 In order to induce the BUYER to enter into and consummate this AGREEMENT, the SELLER represents and warrants to the BUYER that the following statements are true and correct as of the date of this AGREEMENT:

(a)

SELLER. The SELLER is a corporation duly organized, existing, and in good standing under the laws of Canada and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated or such business is now conducted. The SELLER is not a non-resident within the meaning of the Income Tax Act (Canada). The SELLER has full power and authority to sell, convey, assign, transfer and deliver the ASSETS as herein provided. All corporate and other proceedings necessary to be taken by the SELLER in connection with the transactions provided for by this AGREEMENT and necessary to make the same effective have been duly and validly taken. This AGREEMENT has been duly and validly executed and delivered by the SELLER and constitutes a valid and binding obligation of the SELLER enforceable in accordance with its terms.

(b)

No Conflict. Neither the execution and delivery of this AGREEMENT or any other AGREEMENT or instrument contemplated by this AGREEMENT to be delivered or executed by the SELLER nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, violate, result in a breach of or constitute a default under any provision of the certificate of incorporation or articles (as amended) or by-laws of other organizational documents of the SELLER: (ii) violate, conflict with or result in the breach or termination or modification, or otherwise give any other contracting party the right to terminate, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any AGREEMENT or instrument to which the SELLER is a party or by which it or any of its properties or other ASSETS (including, without limitation, the ASSETS) may be bound, (iii) result in the creation of any lien, charge or encumbrance upon the ASSETS, (iv) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon, the SELLER or any of the ASSETS, or (v) violate any law or regulation of any jurisdiction relating to the SELLER or the ASSETS. No consents by any third parties are necessary in connection with the consummation of the transactions contemplated by this AGREEMENT nor shall the consummation of such transactions cause any AGREEMENT of the SELLER to terminate, any indebtedness of the SELLER to become due or the acceleration of any obligation of the SELLER.

(c)

Litigation. There are no pending or threatened claims, actions, suits, proceedings or investigations against or affecting the ASSETS, the SELLER or its business. The SELLER is, and all aspects of its business are, conducted in compliance with all applicable laws, ordinances and regulations, inclusive of those of any administrative boards or agencies or other public authorities having jurisdiction, the non-compliance with which would have an adverse effect on the SELLER, its business or the ASSETS. Without limiting the generality of the foregoing, the SELLER is in compliance with, and is not in violation of, any law, ordinance, rule, regulation, order, writ, injunction, decree or other requirement of any court or other governmental or regulatory authority, to which the business of the SELLER or the ASSETS are subject, and no claims have been filed against the SELLER alleging any such violation.

(d)

Intellectual Property. Where applicable, each common law trademark or copyright is valid and subsisting. There are no proceedings or infringement suits pending or threatened with respect to any common law trade-mark or copyright. The SELLER has the right to use all of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT and the consummation of the transactions contemplated herein will not adversely affect the right of the SELLER to use such INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT; the SELLER is the exclusive owner of all such INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT with good and marketable title, unencumbered, and subject to no pending challenge, revocation, expiry or termination; the SELLER is not required to pay royalties, fees or other consideration to any other person with respect to the use of such INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT and, to the best of the knowledge of the SELLER, the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT does not violate, breach or infringe any patents, copyrights, trade names, trade marks or licenses held by others. No event has occurred that would make invalid or unenforceable, or negate the right to issuance or use of, any of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT. Except as provided in Schedule “C” hereto, it is understood that the SELLER has not registered any of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT nor has it filed any document with any appropriate governmental office or entity regarding any of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT. There are no infringements or threats of infringements by the SELLER or any asserted or unasserted claims of third parties against the SELLER of infringement or misappropriation of any of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT nor are there any asserted or unasserted claims by the SELLER contesting or challenging the right, title or interest of any other person in any of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT. There are no outstanding threatened or actual claims asserted against the SELLER alleging the infringement or misappropriation by the SELLER of any intellectual property.

(e)

Other Material Facts. Except as otherwise expressly stated herein, there is no circumstance pertaining to any of the ASSETS which, if known, by the BUYER, could result in the BUYER being no longer interested in purchasing the ASSETS or paying the full purchase price as contemplated hereunder, or otherwise obtaining for the full benefit of the bargained for acquisition.

(f)

Third Parties’ Consent. The SELLER has obtained or caused to be obtained such consents as may be necessary to assign any and all the ASSETS to the BUYER as well as any other consents which may be required in order to consummate the transactions contemplated by this AGREEMENT and to satisfy the conditions specified herein.

(g)

Disclosure. No representation or warranty made by the SELLER contained herein contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading.

(h)

Title to ASSETS. The SELLER owns each of the ASSETS with good and marketable title, free and clear of all encumbrances, including without limitation, mortgages, hypothecs, prior claims, liens, privileges, charges and easements, restrictive covenants, conditional sale agreements, options, restrictions on transfer, due and unpaid taxes and other encumbrances on title of any sort whatsoever. This AGREEMENT, together with the additional instruments of sale, conveyance, assignment and transfer executed and delivered by the SELLER at the date hereof shall vest in the BUYER title to the ASSETS as hereby provided.

(i)

Taxes. All tax returns required to have been filed by or with respect to the SELLER have been duly filed, and each such tax return correctly and completely reflects the tax liability of the SELLER and all other information required to be reported thereon. All taxes due and payable by the SELLER, whether or not shown on any tax return, have been paid.

6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

6.1 The BUYER represents and warrants to the SELLER that the following statements are true and correct as of the date of this AGREEMENT:

(a)

Organization and Standing. The BUYER is a company duly organized, existing and in good standing under the laws of Canada. The BUYER is not a non-resident within the meaning of the Income Tax Act (Canada) and the Quebec Taxation Act.

(b)

No Conflict. The execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of the terms, conditions or provisions of the Articles of Incorporation or By-laws of the BUYER or any AGREEMENT to which the BUYER is a party.

(c)

Authority. The BUYER has full power and authority to enter into this AGREEMENT and to carry out the transactions contemplated hereby, and all corporate and other proceedings required to be taken by the BUYER in connection with this AGREEMENT and the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken. This AGREEMENT has been duly and validly executed and delivered by and constitutes a valid and binding obligation of, the BUYER and is enforceable in accordance with its terms.

(d)

Preferred Shares. The Class E Preferred shares of the BUYER issued to the SELLER pursuant to sub-paragraph 2.2 hereinabove have been validly allotted and issued by the BUYER and are fully paid and non-assessable. Such Class E Preferred shares are free and clear of any liens, encumbrances, security interests, pledges, charges or rights of any third parties of any nature whatsoever and there are no outstanding options, warrants, calls, commitments, conversion covenants or agreements affecting such Class E Preferred shares.

7.  COVENANTS OF THE SELLER AND THE BUYER

7.1 Actions by the SELLER. The SELLER will not take or permit to be taken any action or do or permit to be done anything in the conduct of its business or otherwise, that would be contrary to or in breach of any of the terms, conditions or provisions of this AGREEMENT, or which would cause any of the representations and warranties of the SELLER to be untrue as of the date hereof or any time thereafter.

7.2 Fees. The BUYER shall pay all fees and disbursements of its counsel and accountants for the BUYER and the SELLER arising in connection with this AGREEMENT and the transactions contemplated herein.

7.3 Taxes. All transfer taxes and/or duties incurred in connection with the sale of the ASSETS contemplated hereby shall be borne by the BUYER, if any.

7.4 Consents. The SELLER will obtain prior to the date hereof whatever consents may be required of any third parties to the transactions described herein.

7.5 Further Assurances. From time to time, at the request of the BUYER, the SELLER will execute and deliver to the BUYER all such assignments, endorsements and other documents and take such other action as the BUYER may reasonably request in order more effectively to transfer and assign to the BUYER the ASSETS transferred to the BUYER pursuant to this AGREEMENT, to confirm the title of the BUYER thereto and to assist the BUYER in exercising its rights with respect thereto and under this AGREEMENT.

8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNITY

8.1 Survival. All of the representations, warranties, covenants and agreements made by the SELLER in this AGREEMENT or pursuant hereto shall be continuing and shall survive the execution hereof and the date hereof for a period of three (3) years, notwithstanding any investigation made at any time by or on behalf of the BUYER. All statements of SELLER contained herein or in any certificate, schedule, list, exhibit, document or other writing delivered pursuant hereto or in connection with the transactions contemplated herein shall be deemed representations and warranties of SELLER made in this AGREEMENT or pursuant hereto.

8.2 Indemnification by the SELLER. The SELLER shall indemnify the BUYER and its affiliates and the respective officers, directors, and employees, of each of them and save each of them harmless from and against any and all claims, demands, losses, liabilities, damages, causes of action, proceedings, judgments, recoveries, deficiencies, costs and expenses (including, without limitation, interest, penalties and attorneys’ fees and disbursements and amounts paid in settlement) (hereinafter sometimes referred to collectively as “losses”) suffered or sustained by the BUYER resulting from, arising out of or relating to:

(a)

any breach or falsity of any of the representations or warranties of the SELLER set forth herein or any failure of the SELLER to duly perform, observe or fulfil any term, provision, covenant or AGREEMENT contained herein or in any agreement delivered pursuant to this AGREEMENT to be performed or observed by the SELLER, or from any misrepresentation in or omission from any certificate or schedule provided to the BUYER by the SELLER pursuant to this AGREEMENT;

(b)

any claims, demands, suits, proceedings or actions by any third party containing allegations which, if true, would constitute a misrepresentation, breach of warranty or failure to fulfill a covenant or obligation on the part of the SELLER under this AGREEMENT;

(c)

any claims, demands or causes of action of any kind or nature by any third party arising from the sale of the ASSETS contemplated herein including, without limitation, those arising from the non-compliance with any applicable bulk sales legislation;

(d)

any claims, demands or causes of action of any kind or nature by any third party arising from the conduct of the business of the SELLER prior to the date hereof; and

(e)

with respect to any and all losses at any time incurred by the BUYER insofar as such losses arise out of or relate to the Liabilities.

9.  NATURE AND SURVIVAL OF REPRESENTATIONS

9.1 All statements contained in any certificate or other instrument delivered by or on behalf of the SELLER or the BUYER pursuant to this AGREEMENT or in connection with the transactions contemplated herein shall be deemed representations and warranties by the SELLER and the BUYER hereunder, respectively. All representations and warranties and agreements made by the SELLER or the BUYER in this AGREEMENT or pursuant hereto shall survive the date hereof (and any investigation at any time made by or on behalf of the SELLER or the BUYER).

10. NON-COMPETITION AGREEMENT

10.1 The SELLER, for itself, its employees, representatives and agents, shall not, at any time during the period from the date hereof until June 30, 2004, either alone or in conjunction with any individual, partnership, joint venture, association, corporation, legal person, trust or a government or any department or agency or other person, whether as principal, agent, shareholder, manager, owner, partner, limited partner, joint venturer, trustee, employee, consultant, invest in, undertake, carry on, be engaged in, assist, have a financial interest in, lend money to, consult, guarantee debts or obligations or permit its name or any part thereof to be used or employed by or associated with any third party engaged in, concerned with or interested in, directly or indirectly, the INTELLECTUAL PROPERTY RIGHT and/or activities related to needle-free jet injection technology for both animal and human applications on a worldwide basis.

11. CONFIDENTIAL INFORMATION

11.1 The SELLER, for itself and for its employees, representatives and agents, hereby undertakes to hold the Confidential Information in strict confidence and not to, for its own purposes or any other purpose whatsoever, directly or indirectly, make use for disclose to anyone any part of the Confidential Information or assist or induce any third party in doing same. For the purpose hereof, “Confidential Information” means any information related, directly or indirectly to any of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT which is not part of the public domain.

12. TAX ISSUES

12.1 The parties shall jointly elect under the provisions of the Income Tax Act (Canada) and the Quebec Taxation Act that the SELLER's proceeds of disposition of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT and the BUYER's cost of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT shall be an amount equal to the result obtained when the cost amount of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT to the SELLER is reduced by the principal amount of the promissory note referred to in subparagraph 2.2 ii) hereof. The parties further agree to jointly make the necessary elections and to execute and file the prescribed election forms and any other documents required pursuant to section 85 of the Income Tax Act (Canada) and section 518 of the Quebec Taxation Act and any regulations under such Acts.

12.2 The consideration set forth in paragraph 2.2 hereof is intended by the parties to be the fair market value of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT.

12.3 In the event that any taxing authority having jurisdiction makes or proposes to make any assessment or reassessment determining that the adjusted cost base of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT is greater or less than the principal amount of the promissory note referred to in subparagraph 2.2 ii) hereof, or that the fair market value of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT is greater or less than the total consideration set forth in paragraph 2.2 hereof and such determination is relevant in computing the tax liability of the SELLER for the taxation year of the SELLER in which the present sale of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT occurs, then, in such event, the amount elected pursuant to paragraph 12.1 hereof, the principal amount of the promissory note referred to in subparagraph 2.2 ii) hereof, and the purchase price of the Class E Preferred shares issued by the BUYER to the SELLER hereunder shall be retroactively increased or decreased so that the said purchase price shall equal the fair market value of the INTELLECTUAL PROPERTY RIGHTS and of the EQUIPMENT as finally determined and the principal amount of the said promissory note and the amount elected pursuant to paragraph 12.1 hereof shall equal the adjusted cost base as finally determined. Any such determination shall be deemed to be final if it is pursuant to an assessment or reassessment by any taxing authority having jurisdiction and no appeal is taken therefrom; if AGREEMENT is reached between the SELLER and such taxing authority regarding such actual or proposed assessment or reassessment; or if determined by a judgment of a Court of competent jurisdiction which judgment is not appealed.

12.4 Such other adjustments as may be necessary or desirable shall be made by the parties.

12.5 The parties shall jointly execute an election under Section 167 of the Excise Tax Act (Canada) and Section 75 of An Act respecting the Quebec Sale Tax on the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the ASSETS by the SELLER without payment of any Goods and Services Tax or Quebec Sales Tax. The BUYER shall file the election forms referred to hereinabove, along with any documentation necessary or desirable to give effect to such, with Revenue Canada and the Ministère du Revenu du Québec, respectively, together with the SELLER’s Goods and Services Tax and Quebec Sales Tax returns for the reporting period in which the transactions contemplated herein as consummated.

13. NOTICES

13.1 Any notice, demand, consent or other communication to be given in connection with this AGREEMENT (collectively and individually the "Notice") shall be in writing and addressed to its addressee at the address stated above or such addresses as a party may specify from time to time by Notice.

13.2 Notices may be delivered by hand, overnight courier service (e.g., FEDEX, DHL, UPS) registered or certified mail or fax and shall be deemed to have been received as follows:

(a)

If delivered by hand: at the time of delivery to a person who appears reasonably to be in charge.

(b)

If sent by fax: at the time of confirmed transmission provided a confirmation copy is sent by airmail or registered or certified mail within twenty-four (24) hours after the transmission.

(c)

If sent by registered or certified mail or by overnight courier service: at the time of delivery or of attempted delivery in the case delivery cannot be completed due to no fault of the sender.

13.3 If the time of such deemed receipt as provided in the preceding paragraph is not during the customary hours of business, the Notice shall be deemed to have been received at 10:00 a.m. at the place of delivery on the first customary day of business thereafter.

13.4 All Notices shall be in the English language.

14. MISCELLANEOUS

14.1 Integration. This AGREEMENT and the other agreements referred to herein contain the entire AGREEMENT between the parties hereto with respect to the transactions contemplated herein.

14.2 Amendment. This AGREEMENT shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

14.3 Assignment. This AGREEMENT shall not be assignable by any party hereto without the prior written consent of the other party.

14.4 Governing Law. This AGREEMENT shall be governed by and construed and enforced in accordance with the laws in force in the Province of Quebec, Canada.

14.5 Headings. The article and section headings in this AGREEMENT are for convenience of reference only and shall not be deemed to alter or affect any provision thereof. Reference to numbered “articles”, “sections”, “paragraphs” and “subparagraphs”, and to lettered “Exhibits” refer to articles, sections, paragraphs and subparagraphs of this AGREEMENT and Exhibits annexed hereto.

14.6 Severability. In the event that any provision of this AGREEMENT shall be or become illegal or unenforceable, in whole or in part, the remaining provisions of this AGREEMENT shall nevertheless be valid, binding and enforceable in accordance with their terms. Without limiting the generality of the foregoing, the parties hereto agree that if a court of competent jurisdiction shall limit, restrict or otherwise change the scope of activities, geographical area and/or time period referred to in Section 10 hereof, the limited, restricted or changed scope of activities, geographical area and/or time period determined by said court shall, for the purposes of the said Section, be deemed to be the scope of activities, geographical area and/or time period referred to in the said Section, as if they were the original scope of activities, geographical area and/or time period set out therein.

14.7 Language. The parties have required that this AGREEMENT and all documents, notices and schedules relating to this AGREEMENT be drawn up in the English language only. Les parties aux présentes ont exigé que le présent contrat et tous autres documents, avis ou annexes afférents aux présentes soient rédigés en langue anglaise seulement.

IN WITNESS WHEREOF, the parties hereto have duly executed this AGREEMENT as of the date first above written.

MEDICAL INTERNATIONAL
TECHNOLOGY (MIT) INC.

Per: ________________________________
Karim Ménassa

4063732 CANADA INC.

Per: ________________________________
Karim Ménassa

SCHEDULE “A”

BUSINESS PLAN

[See attached document]

SCHEDULE “B”

Description of the EQUIPMENT

[See attached document]

SCHEDULE “C”

Patents and Patent Applications and Other INTELLECTUAL PROPERTY RIGHTS

[See attached document]